                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-78715

PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 1999
(TO PROSPECTUS DATED JUNE 11, 1999)



                                 156,818 SHARES

                                IFX CORPORATION
                                  COMMON STOCK

     The table on page 12 of this Prospectus under the heading "Selling Stockholders" is amended to delete all references in the table to Ara Pacis Servicios y Asesorias Limitada ("Ara Pacis") and Valcorp Inmobiliaria e Inversiones Limitada ("Valcorp"), and to replace such references with the information contained in the table below. The changes listed in the table below reflect the sale by Ara Pacis to Valcorp of certain shares of Common Stock covered by this Prospectus pursuant to a privately negotiated transaction. Information about other selling stockholders is found on page 12 of this Prospectus under the heading "Selling Stockholders" and is not being amended by this Prospectus Supplement.

                                       Beneficial Ownership                      Beneficial Ownership
                                         Prior to Offering                          After Offering
                                      -----------------------                    --------------------
                                                                Shares to Be
        Selling Stockholders          Shares(1)   Percentage      Offered        Shares   Percentage
------------------------------------  ----------  -----------   ------------     -------  -----------
Valcorp Inmobiliaria e Inversiones
 Limitada...........................   22,382          *             22,382        0            -


___________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from IFX within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.